EXHIBIT 10.3
EXECUTION VERSION

AMENDMENT NO. 9 TO CREDIT AGREEMENT
This AMENDMENT NO. 9 TO CREDIT AGREEMENT, dated as of May 3, 2024 (this “Amendment”), is among The Hertz Corporation, a Delaware corporation (the “Parent Borrower”), the Subsidiary Borrowers (as defined in the Credit Agreement referenced below) party hereto (together with the Parent Borrower, the “Borrowers”) and Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”).
W i t n e s s e t h:
WHEREAS, the Borrowers, Rental Car Intermediate Holdings, LLC, a Delaware limited liability company (“Holdings”) and the Administrative Agent are party, inter alios, to that certain Credit Agreement, dated as of June 30, 2021 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of August 3, 2021, that certain Amendment No. 2 to Credit Agreement, dated as of November 23, 2021, that certain Amendment No. 3 to Credit Agreement, dated as of March 31, 2022, that certain Amendment No. 4 to Credit Agreement, dated as of May 13, 2022, that certain Amendment No. 5 to Credit Agreement, dated as of June 23, 2022, that certain Amendment No. 6 to Credit Agreement, dated as of May 3, 2023, that certain Amendment No. 7 to Credit Agreement, dated as of November 17, 2023, that certain Amendment No. 8 to Credit Agreement, dated as of April 16, 2024 and as further amended, restated, amended and restated or otherwise modified or supplemented from time to time prior to, but not including, the Ninth Amendment Effective Date (as defined below), the “Credit Agreement”; the Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”; capitalized terms used but not defined herein have the meanings set forth in the Amended Credit Agreement);
WHEREAS, (i) the Parent Borrower has requested that the Administrative Agent agree to amend Sections 1.2(j), 4.1(a) and 8.10(b)(i) of the Credit Agreement as set forth on Exhibit A attached hereto to cure an ambiguity, mistake, omission, defect or inconsistency, and (ii) Section 11.1(d)(z) of the Credit Agreement authorizes the Administrative Agent and the Borrowers to amend the Credit Agreement without the consent of any Lender to cure any ambiguity, mistake, omission, defect or inconsistency; and
    WHEREAS, (i) the Revolving Loans under the Credit Agreement incur or are permitted to incur interest, fees or other amounts based on the BA Rate under (and as defined in) and in accordance with the terms of the Credit Agreement, (ii) it is understood and agreed that the supervisor for the administrator of the BA Rate has made a public statement identifying June 28, 2024 as the specific date after which the BA Rate shall no longer be used for determining interest rates for loans denominated in Canadian Dollars, and (iii) in accordance with Section 4.7(c) of the Credit Agreement, (x) the Administrative Agent and the Parent Borrower have determined in accordance with the Credit Agreement that the BA Rate shall be replaced with Term CORRA for all purposes under the Amended Credit Agreement and under any other Loan Document and (y) such alternate rate of interest and such other related changes to the Credit Agreement shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders (the “Posting Period”) so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders (as defined in the Credit Agreement); it being understood that the posting of this Amendment (as agreed between the Administrative Agent and the Parent Borrower) to the Lenders constitutes written notice by the Administrative Agent to the Lenders of such alternate rate of interest and such other related changes.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Section 1.[RESERVED]
Section 2.AMENDMENTS TO THE CREDIT AGREEMENT
Subject to the satisfaction (or waiver) of the conditions set forth in Section 3 below, effective as of the Ninth Amendment Effective Date (as defined below), the Credit Agreement is hereby amended to delete the stricken text (in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the changed pages of the Amended Credit Agreement attached as Exhibit A hereto.
Section 3.CONDITIONS PRECEDENT
This Amendment shall be effective at 5:00 p.m. (New York time) on May 10, 2024 (the “Ninth Amendment Effective Date”), so long as each of the following conditions precedent shall have been satisfied or duly waived on or prior to such date:
3.1Executed Agreement. The Administrative Agent shall have received this Amendment, duly executed by each Borrower and the Administrative Agent.
3.2Negative Consent. The Administrative Agent shall not have received written objection with respect to the Amended Credit Agreement from the Lenders comprising the Required Lenders (as defined in the Credit Agreement) at any time during the Posting Period.
Section 4.REPRESENTATIONS AND WARRANTIES
The Parent Borrower, on behalf of itself and each Loan Party, hereby represents and warrants to the Administrative Agent follows:
4.1Incorporation of Representations and Warranties from Loan Documents. Each of the representations and warranties made by any Loan Party pursuant to the Credit Agreement or any other Loan Document (or in any amendment, modification or supplement thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to the Credit Agreement or any other Loan Document, shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on the Ninth Amendment Effective Date (except to the extent any such representation or warranty is stated to relate solely to an earlier date, it shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) as of such earlier date).
4.2Absence of Default. At the time of and immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

Section 5.MISCELLANEOUS
5.1Reference to and Effect on the Loan Documents.
(a)As of the Ninth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder”, “thereof”, “therein” and words of like import), shall mean and be a reference to the Credit Agreement as amended by this Amendment.
(b)Except as expressly amended or waived, as applicable, hereby, all of the terms and provisions of the Credit Agreement and all other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed.
(c)The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent, any Lender or any Issuing Lender under the Credit Agreement or any Loan Document, or constitute a waiver or amendment of any other provision of the Credit Agreement or any Loan Document (as amended hereby) except as and to the extent expressly set forth herein.
5.2Costs and Expenses. The Borrowers agree to reimburse the Administrative Agent for its reasonable and documented costs and expenses in connection with this Amendment as provided in Section 11.5 of the Credit Agreement.
5.3Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to this Amendment or any document to be signed in connection with this Amendment shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by us, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
5.4Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
5.5Loan Document and Integration. This Amendment shall constitute a Loan Document, and together with the other Loan Documents represents the entire agreement of each of the Loan Parties party hereto and the Administrative Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto or the

Administrative Agent relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
5.6Headings. Section headings contained in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.
5.7No Novation. Each of the parties hereto acknowledges and agrees that the terms of this Amendment do not constitute a novation but, rather, an amendment of the terms of a pre-existing Indebtedness and related agreement, as evidenced by the Amended Credit Agreement.
5.8Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers and members thereunto duly authorized, as of the date indicated above.

THE HERTZ CORPORATION, as Parent Borrower
By:	\s\ Mark E. Johnson
Name:	Mark E. Johnson
Title:	Senior Vice President and Treasurer

BARCLAYS BANK PLC, as Administrative Agent
By:	\s\ Charlene Saldanha
Name:	Charlene Saldanha
Title:	Vice President

Exhibit A

(See attached.)

EXHIBIT A – AMENDMENT NO. ~~8~~9 TO CREDIT AGREEMENT
______________________________________________________________________________
CREDIT AGREEMENT
among
THE HERTZ CORPORATION,
THE SUBSIDIARY BORROWERS PARTY HERETO,
as Borrowers,
THE SEVERAL LENDERS AND ISSUING LENDERS
FROM TIME TO TIME PARTIES HERETO
and
BARCLAYS BANK PLC,
as Administrative Agent and Collateral Agent
Dated as of June 30, 2021
BARCLAYS BANK PLC, BMO CAPITAL MARKETS CORP., BNP PARIBAS SECURITIES
CORP., BOFA SECURITIES, INC., CITIZENS BANK, N.A., CRÉDIT AGRICOLE CORPORATE
AND INVESTMENT BANK, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS
BANK USA, JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD., MORGAN STANLEY
SENIOR FUNDING, INC., NATIXIS, NEW YORK BRANCH, RBC CAPITAL MARKETS1 and
TRUIST SECURITIES, INC.,
as Joint Lead Arrangers and Joint Bookrunners,
and
BOFA SECURITIES, INC., CIBC WORLD MARKETS CORP., CITIBANK, N.A., LLOYDS
BANK CORPORATE MARKETS PLC, NATWEST MARKETS PLC and REGIONS CAPITAL
MARKETS, A DIVISION OF REGIONS BANK
as Senior Co-Managers
__________________________________________________________________________
___________________________
1    RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

Additional Obligations or Rollover Indebtedness by the Parent Borrower or any Restricted Subsidiary.
“Additional Specified Refinancing Lender”: as defined in Section 2.11(b).
“Adjusted Term CORRA”: means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Term CORRA Adjustment; provided that if Adjusted Term CORRA as so determined shall ever be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Adjusted Term SOFR”: means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that that, if Adjusted Term SOFR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Adjustment Date”: for purpose of determining the Applicable Commitment Fee Percentage or the Applicable Margin that corresponds to the level of “Consolidated Total Corporate Leverage Ratio” on the Pricing Grid, each date on or after the last day of the Parent Borrower’s first full fiscal quarter ended after the Closing Date that is the second Business Day following receipt by the Lenders of both (a) the financial statements required to be delivered pursuant to Section 7.1(a) or Section 7.1(b), as applicable, for the most recently completed fiscal period and (b) the related Compliance Certificate required to be delivered pursuant to Section 7.2(a) with respect to such fiscal period.
“Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Section 10.10.
~~“Affected BA Rate”: as defined in Section 4.7.~~
“Affected Eurocurrency Rate”: as defined in Section 4.7.
“Affected Financial Institution”: means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Loans”: as defined in Section 4.9.
“Affected Term CORRA”: as defined in Section 4.7.
“Affected Term SOFR”: as defined in Section 4.7.
“Affiliate”: with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Anticipated Cure Deadline”: as defined in the definition of “Specified Equity Contribution” in this Section 1.1.
“Applicable Commitment Fee Percentage”: during the period from the Closing Date until the first Adjustment Date, the Applicable Commitment Fee Percentage shall at all times equal 0.50% per annum. The Applicable Commitment Fee Percentage will be adjusted on each Adjustment Date to the applicable rate per annum set forth under clause (a) of the definition of “Pricing Grid”, under the heading “Applicable Commitment Fee Percentage” on the Pricing Grid which corresponds to the Consolidated Total Corporate Leverage Ratio determined from the financial statements and Compliance Certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date. If it is subsequently determined before the date on which all Revolving Loans and Swing Line Loans of the applicable Tranche have been repaid and all Revolving Commitments of the applicable Tranche have been terminated that the Consolidated Total Corporate Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Revolving Lenders received interest or fees for any period based on an Applicable Commitment Fee Percentage that is less than that which would have been applicable had the Consolidated Total Corporate Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Commitment Fee Percentage” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Total Corporate Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrowers for the relevant period as a result of the miscalculation of the Consolidated Total Corporate Leverage Ratio shall be deemed to be (and shall be) due and payable by the Borrowers upon the date that is five Business Days after notice by the Administrative Agent to the Parent Borrower of such miscalculation. During or prior to such five Business Day period and thereafter, if the preceding sentence is complied with, the failure to previously pay such interest and fees at the correct Applicable Commitment Fee Percentage and the delivery of such inaccurate certificate shall not in and of themselves constitute a Default or Event of Default and no amounts shall be payable at the Default Rate in respect of any such interest or fees.
“Applicable Discount”: as defined in Section 4.4(f)(iii).
“Applicable Margin”: in the case of the (a) Initial Revolving Loans and Swing Line Loans, (i) with respect to ABR Loans and Canadian Prime Rate Loans, 2.50% per annum during the period from the Closing Date until the first Adjustment Date and (ii) with respect to Eurocurrency Loans, Term SOFR Loans, SONIA Loans and ~~BA Equivalent~~Term CORRA Loans, 3.50% per annum during the period from the Closing Date until the first Adjustment Date, (b) Initial Term Loans, (i) with respect to ABR Loans, 2.50% per annum during the period from the Closing Date until the first Adjustment Date and (ii) with respect to Term SOFR Loans, 3.50% per annum during the period from the Closing Date until the first Adjustment Date and (c) 2023 Incremental Term Loans, (i) with respect to ABR Loans, 2.75% per annum and (ii) with respect to Term SOFR Loans, 3.75% per annum. The Applicable Margins with respect to the Initial Revolving Loans and Swing Line Loans will be adjusted on each Adjustment Date to the applicable rate per annum set forth under clause (a) of the definition of “Pricing Grid”, as applicable, under the heading “Applicable Margin for ABR Loans and Canadian Prime Rate Loans” or “Applicable Margin for Eurocurrency Loans, Term SOFR Loans, SONIA Loans and

~~BA Equivalent~~ Term CORRA Loans” on the Pricing Grid which corresponds to the Consolidated Total Corporate Leverage Ratio determined from the financial statements and Compliance Certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date. The Applicable Margins with respect to the Initial Term Loans will be adjusted on each Adjustment Date to the applicable rate per annum set forth under clause (b) of the definition of “Pricing Grid” under the heading “Applicable Margin for ABR Loans” or “Applicable Margin for Term SOFR Loans” which corresponds to the Consolidated Total Corporate Leverage Ratio determined from the financial statements and Compliance Certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date.
If it is subsequently determined before, with respect to Revolving Loans and Swing Line Loans, the date on which all Revolving Loans and Swing Line Loans of the applicable Tranche have been repaid and all Revolving Commitments of the applicable Tranche have been terminated, and with respect to Initial Term Loans and the 2023 Incremental Term Loans, the date on which all Initial Term Loans and 2023 Incremental Term Loans of the applicable Tranche have been repaid, that the Consolidated Total Corporate Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Revolving Lenders or Term Loan Lenders, as applicable, received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Consolidated Total Corporate Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Total Corporate Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrowers for the relevant period as a result of the miscalculation of the Consolidated Total Corporate Leverage Ratio shall be deemed to be (and shall be) due and payable by the Borrowers upon the date that is five Business Days after notice by the Administrative Agent to the Parent Borrower of such miscalculation. During or prior to such five Business Day period and thereafter, if the preceding sentence is complied with, the failure to previously pay such interest and fees at the correct Applicable Margin and the delivery of such inaccurate certificate shall not in and of themselves constitute a Default or Event of Default and no amounts shall be payable at the Default Rate in respect of any such interest or fees.
“Apollo”: as defined in the definition of “Plan Sponsor” in this Section 1.1.
“Approved Commercial Bank”: a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.
“Approved Fund”: as defined in Section 11.6(b).
“Arrangers”: (a) each Lead Arranger, BMO Capital Markets Corp., Mizuho Bank, Ltd., JPMorgan, Crédit Agricole and Natixis, each in its capacity as a joint lead arranger and joint bookrunner of the Initial Term Loan Commitments and the Initial Revolving Commitments hereunder, and (b) each Lead Arranger in its capacity as a joint lead arranger and joint bookrunner of the 2023 Incremental Term Loan Commitments hereunder.

otherwise permitted to be disposed of at the time of entering into the agreement for such securities lending or other securities financing transaction or (xxii) so long as no Event of Default under Section 9.1(a) or 9.1(f) shall have occurred and be continuing (or would result therefrom), any other disposition if on a pro forma basis after giving effect to such disposition (including any application of proceeds therefrom) the Consolidated Total Net Corporate Leverage Ratio would be equal to or less than 4.00:1.00.
“Assignee”: as defined in Section 11.6(b).
“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit F.
“Australian Dollars”: the lawful currency of the Commonwealth of Australia.
“Available Revolving Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) the aggregate amount of such Lender’s Revolving Commitment at such time over (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Loans made by such Lender (including in the case of Revolving Loans made by such Lender in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof), (ii) an amount equal to such Lender’s Revolving Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans; provided that for purposes of calculating Available Revolving Commitments pursuant to Section 4.5(b) such amount in this clause (b)(ii) shall be zero, and (iii) an amount equal to such Lender’s Revolving Commitment Percentage of the outstanding Revolving L/C Obligations at such time; collectively, as to all the Lenders, the “Available Revolving Commitments.”
“Available Tenor”: means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
~~“BA Equivalent Loan”: any Loan in Canadian Dollars bearing interest at a rate determined by reference to the BA Rate in accordance with the provisions of Section 2.~~
~~“BA Rate”: on any day, (x) for any Lender that is a Schedule I Lender, the annual rate of interest which is the arithmetic average of the rates for the relevant Interest Period applicable to bankers’ acceptances issued by Schedule I banks identified as such on the Reuters Screen CDOR Page at approximately 10:15 A.M. (Toronto time) on such day and (y) for any Lender that is not a Schedule I Lender, the sum of (I) the BA Rate for Lenders that are Schedule I banks determined in accordance with clause (x) above and (II) ten (10) basis points per annum; provided that, if the BA Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. If such average rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the BA Rate for such Interest Period on any day shall instead be calculated based on the arithmetic average of the discount rates applicable to bankers’ acceptances for such Interest Period of, and as quoted by, any two of the Schedule I Lenders, chosen by the Administrative Agent, at or about 10:15 A.M. (Toronto time) on such day, or if~~

s~~uch day is not a Business Day, then on the immediately preceding Business Day. If only one Schedule I Lender quotes the aforementioned rate on such day, then the BA Rate for such Interest Period on any day shall instead be calculated based on the rate for such Interest Period quoted by such Schedule I bank. If no Schedule I Lender quotes the aforementioned rate on such day, then the BA Rate for such Interest Period on any day shall instead be calculated based on the arithmetic average of the discount rates applicable to bankers’ acceptances for such Interest Period of, and as quoted by, Royal Bank of Canada at or about 10:15 A.M. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.~~
“Bank of America”: Bank of America, N.A.
“Bankruptcy Code”: as defined in the Recitals hereto.
“Bankruptcy Court”: as defined in the Recitals hereto.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Products Agreement”: any agreement pursuant to which (i) the Administrative Agent, an Arranger, any Lender or an affiliate of the Administrative Agent, an Arranger, or any Lender (at the time such agreement was entered into or, in the case of any such agreements existing on the Closing Date, on the Closing Date) or (ii) any other Person that delivers an accession agreement and becomes a party to the Security Documents specifically designated by the Parent Borrower as a “Bank Products Agreement” agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Parent Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).
“Bank Products Obligations”: of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Barclays”: as defined in the Preamble hereto.
“BBSY”: as defined in the definition of “Eurocurrency Base Rate” in this Section 1.1.
“Benchmark”: initially, with respect to any (i) SONIA Loan, Daily Simple SONIA, (ii) Term SOFR Loan (x) that is a Revolving Loan, Term SOFR, and (y) that is a Term Loan, Adjusted Term SOFR, ~~or~~ (iii) Eurocurrency Loan, the Eurocurrency Rate, or (iv) Term CORRA Loan, Adjusted Term CORRA; provided that if a replacement of the Benchmark has occurred pursuant to Section 4.7(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement”: for any Available Tenor:
(a)    [reserved]; and
(b)    for purposes of Section 4.7(b)(ii), (I) with respect to (x) Revolving Loans that are Term SOFR Loans and (y) Term Loans that are Term SOFR Loans, in each case, Daily Simple SOFR, and (II) otherwise, the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Parent Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;
provided, that if the Benchmark Replacement as determined pursuant to clause (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities.
“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment,

(or resulting from a conversion or conversions on such date) having, in the case of Eurocurrency Loans, Term SOFR Loans and ~~BA Equivalent~~Term CORRA Loans, the same Interest Period.
“Borrowing Base”: the sum of (1) 95% of the book value of revenue earning equipment of the Parent Borrower and its Subsidiaries, (2) 95% of the book value of Fleet Receivables and VAT Receivables of the Parent Borrower and its Subsidiaries, (3) 95% of the book value of Service Vehicles of the Parent Borrower and its Subsidiaries and (4) Restricted Fleet Cash (in each case, determined as of the end of the most recently ended fiscal month of the Parent Borrower ending immediately prior to such date of determination for which internal consolidated financial statements of the Parent Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).
“Borrowing Date”: any Business Day specified in a notice pursuant to Sections 2.6, 2.7 or 3.2 as a date on which the Parent Borrower requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (or, with respect only to Letters of Credit issued by an Issuing Lender not located in the City of New York, the location of such Issuing Lender) are authorized or required by law to close, except that, (a) ~~[reserved],~~ when used in connection with a Term CORRA Loan, “Business Day” shall exclude any day on which commercial banks in Toronto are authorized or required by law to remain closed, (b) when used in connection with a Eurocurrency Loan denominated in any Designated Foreign Currency or a SONIA Loan, “Business Day” shall mean any day on which dealings in such Designated Foreign Currency between banks may be carried on in London, England, New York, New York and the principal financial center of such Designated Foreign Currency as set forth on Schedule 1.1(d) and (c) when used in connection with a Term SOFR Loan, “Business Day” shall exclude any day that is not a U.S. Government Securities Business Day; provided, however, that, with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in Euros, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euros.
“Canadian Dollars” and “C$”: the lawful currency of Canada.
“Canadian Prime Rate”: the greater of (a) a rate per annum that is equal to the corporate base rate of interest established from time to time by a Schedule I Lender selected by the Administrative Agent from time to time as its “prime” reference rate then in effect on such day for Canadian Dollar-denominated commercial loans made by it in Canada, and (b) the annual rate of interest equal to the sum of (i) the one month ~~BA Rate~~ Adjusted Term CORRA in effect on such day, plus (ii) 0.75%; provided that, if the Canadian Prime Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

(whether through the issuance or sale of Capital Stock or otherwise), in each case, not otherwise applied.
“Controlled Investment Affiliate”: as to any person, any other person which directly or indirectly is in control of, is controlled by, or is under common control with, such person and is organized by such person (or any person controlling such person) primarily for making equity or debt investments in the Parent Borrower or its direct or indirect parent company or other portfolio companies of such person.
“Core Intellectual Property”: any U.S. federal, state or common law trademarks or service marks or other indicia of origin that are comprised of or include any of the words “Hertz,” “Dollar,” or “Thrifty,” in each case, whether alone, as part of a composite mark or logo, or otherwise in combination with any other words, designs or marks, together with any U.S. registrations of or other U.S. applications to register any of the foregoing, in each case, owned by a Loan Party.
“Corporate Indebtedness”: any Indebtedness that does not constitute Consolidated Vehicle Indebtedness.
“CORRA”: means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“Covered Party”: as defined in Section 11.21(a).
“Crédit Agricole”: Crédit Agricole Corporate and Investment Bank.
“Credit Facilities”: one or more of (i) the Senior Credit Facility and (ii) any other facilities or arrangements designated by the Parent Borrower, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, fleet, inventory, real estate or other financings (including through the sale of receivables, fleet, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, fleet, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, fleet, inventory, real estate and/ or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark or copyright security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eighth Amendment”: as defined in Section 8.9(e).
“Eighth Amendment Effective Date”: has the meaning specified in the Eighth Amendment.
“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.
“Environmental Laws”: any and all U.S. or foreign federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.
“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.
“EPCA”: that certain Equity Purchase and Commitment Agreement dated as of May 14, 2021, by and among, inter alios, HGH and the Equity Commitment Parties (as defined therein).
“Equity Offering”: a sale of Capital Stock (x) that is a sale of Capital Stock of the Parent Borrower (other than Disqualified Stock), or (y) proceeds of which are (or are intended to be) contributed to the equity capital of the Parent Borrower or any of its Restricted Subsidiaries.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Rate”: as defined in clause (b)(i) of the definition of “Eurocurrency Base Rate” in this Section 1.1.
“Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan,
(a)    [reserved];
(b)    in the case of Eurocurrency Loans denominated in Euros,
(i)    the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the European interbank offered rate administered by the Banking Federation of the European Union (such page currently being the EURIBOR01) (the “EURIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (Brussels, Belgium time), two Business Days prior to the commencement of such Interest Period, or
(ii)    in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the EURIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period;
provided that if EURIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the EURIBO Rate shall be equal to the Interpolated Rate; provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is below zero, the Eurocurrency Base Rate will be deemed to be zero;
(c)    in the case of Eurocurrency Loans denominated in Australian Dollars,
(i)    the Bank Bill Swap Reference Bid rate or a successor thereto approved by the Administrative Agent and the Parent Borrower (“BBSY”) (rounded upwards to the nearest 1/100th of 1.00% per annum) for a term equal to or comparable to the term of such Interest Period as published by Reuters (or such other commercially available source providing BBSY (Bid) quotations as may be designated by the Administrative Agent from time to time and as consented to by the Parent Borrower) at or about 10:30 A.M. (Sydney, Australia time) two Sydney Business Days before the first day of such Interest Period; or
(ii)    if no such published rate is available, the arithmetic mean of the rates (rounded upwards to the nearest 1/100th of 1.00% per annum) as supplied to the Administrative Agent at its request quoted by three Australian banks two Sydney

“Floor”: means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurocurrency Rate, Term CORRA, Term SOFR or Daily Simple SONIA, as applicable.
“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Restricted Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.
“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Borrower or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.
“Foreign Subsidiary”: any Restricted Subsidiary of the Parent Borrower that is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco. For the avoidance of doubt, any Subsidiary of the Parent Borrower that is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.
“Foreign Subsidiary Holdco”: any direct or indirect Subsidiary substantially all the assets of which directly or indirectly consist of the stock, or the stock and indebtedness (including, for this purpose, any indebtedness or other instrument treated as equity for U.S. federal income tax purposes), of one or more Foreign Subsidiaries or one or more Foreign Subsidiary Holdcos, and cash or Cash Equivalents from distributions and payments on such stock and indebtedness.
“Franchise Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Parent Borrower or any Subsidiary thereof to or in favor of any Franchise Special Purpose Entity, in connection with the Incurrence by a Franchise Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.
“Franchise Lease Obligation”: any Capitalized Lease Obligation, and any other lease, of any Franchisee relating to any property used, occupied or held for use or occupation by any Franchisee in connection with any of its Franchise Vehicle operations.
“Franchise Special Purpose Entity”: any Person (a) that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Franchise Vehicles and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing,

“Initial Term Loan Commitment”: an Initial Term B Loan Commitment and/or an Initial Term C Loan Commitment, as the context may require.
“Initial Term Loan Facilities”: the Initial Term B Loan Facility and/or the Initial Term C Loan Facility, as the context may require.
“Initial Term Loan Maturity Date”: the Initial Term B Loan Maturity Date and/or the Initial Term C Loan Maturity Date, as the context may require.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Intellectual Property”: as defined in Section 5.9.
“Intercreditor Agreement”: an intercreditor agreement substantially in the form of Exhibit P, as amended, supplemented, waived or otherwise modified from time to time.
“Intercreditor Agreement Supplement”: as defined in Section 10.9(a).
“Interest Coverage Ratio”: as of any date of determination, the ratio of (a) the aggregate amount of Consolidated EBITDA for the period of the Most Recent Four Quarter Period ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available to (b) Consolidated Cash Interest Expense for the period of the Most Recent Four Quarter Period ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available.
“Interest Payment Date”: (a) as to any ABR Loan or Canadian Prime Rate Loan, the last day of each March, June, September and December to occur on or after June 30, 2021 while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan, Term SOFR Loan or ~~BA Equivalent~~ Term CORRA Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan~~,~~ or Term SOFR Loan ~~or BA Equivalent Loan~~ having an Interest Period longer than three months, (i) each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any SONIA Loan, each date that is on the numerically corresponding day in each calendar month that is three months after the Borrowing of such Loan and the final maturity date of such Loan.
“Interest Period”: with respect to any Eurocurrency Loan, Term SOFR Loan ~~or BA Equivalent~~ Term CORRA Loan:
(a)    initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan, Term SOFR Loan or ~~BA Equivalent~~ Term CORRA Loan and ending (x) in the case of such Eurocurrency Loan or Term SOFR Loan, one, three or six months (or, if agreed by each affected Lender, two weeks, nine months, twelve months or a shorter period) thereafter, and (y) in the case of such ~~BA Equivalent~~ Term CORRA Loan, one or three months ~~(or, if agreed by each affected Lender, two weeks, nine months or a shorter period)~~ thereafter, in each case of clauses (x) and (y), as selected by the Parent Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and
(b)    thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan~~,~~ or Term SOFR ~~Loan or BA Equivalent~~ Loan and ending one, three or six months (or, if agreed by each affected Lender, two weeks, nine months, twelve months or a shorter period) thereafter, or such Term CORRA Loan and ending one or three months thereafter, as applicable, as selected by the Parent Borrower by irrevocable notice to the Administrative Agent not less than three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the last day of the then current Interest Period with respect thereto;
provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    any Interest Period that would otherwise extend beyond the applicable Maturity Date shall (for all purposes other than Section 4.12) end on such applicable Maturity Date;
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iv)    the Parent Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan, Term SOFR Loan or ~~BA Equivalent~~ Term CORRA Loan during an Interest Period for such Loan.
“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.
“Interpolated Rate”:
(a)    [reserved];
(b)    in relation to the EURIBO Rate, the rate which results from interpolating on a linear basis between (i) the applicable EURIBO Rate for the longest period (for which that EURIBO Rate is available) which is less than the Interest Period of that Loan and (ii) the applicable EURIBO Rate for the shortest period (for which that EURIBO Rate is available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 A.M. (Brussels, or in respect of, such Asset Disposition or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Section 8.4), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets, or that must by its terms, or, in the case of any Asset Disposition, in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, including any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Recovery Event, or to any other Person (other than the Parent Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition or involved in such Recovery Event, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition or involved in such Recovery Event and retained, indemnified or insured by the Parent Borrower or any Restricted Subsidiary after such Asset Disposition or Recovery Event, including pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition or Recovery Event, (v) in the case of an Asset Disposition, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Parent Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Parent Borrower or any Restricted Subsidiary, in either case in respect of such Asset Disposition and (vi) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid or to be paid by the Parent Borrower or any of its Subsidiaries.
“Net Proceeds”: with respect to any issuance or sale of any securities of the Parent Borrower or any Subsidiary by the Parent Borrower or any Subsidiary, or any capital contribution, or any incurrence of Indebtedness, the cash proceeds of such issuance, sale, contribution or incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or incurrence and net of taxes paid or payable as a result, or in respect, thereof.
“Net Short Lender”: as defined in Subsection 11.1(j).
“New York Fed”: as defined in the definition of “ABR” in this Section 1.1.
“Ninth Amendment”: that certain Amendment No. 9 to Credit Agreement, dated as of May 10, 2024, by and among Holdings, the Parent Borrower, the Subsidiary Borrowers party thereto, the other Guarantors party thereto and the Administrative Agent.
“Ninth Amendment Effective Date”: has the meaning specified in the Ninth Amendment
“Non-Consenting Lender”: as defined in Subsection 11.1(g).

“Pari Passu Indebtedness”: Indebtedness secured by a Lien on the Collateral ranking pari passu with the Liens securing the Obligations under the Loan Documents.
“Pari Secured Ratio Incurrence Test” as defined in the definition of “Maximum Incremental Facilities Amount” in this Section 1.1.
“Participant”: as defined in Section 11.6(c).
“Participant Register”: as defined in Section 11.6(c).
“Participating Lender”: as defined in Section 4.4(f)(iii).
“Patriot Act”: as defined in Section 11.17.
“Payment”: as defined in Section 10.14(a).
“Payment Notice”: as defined in Section 10.14(b).
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).
“Periodic Term CORRA Determination Day”: has the meaning assigned to such term in the definition of “Term CORRA”.
“Periodic Term SOFR Determination Day”: has the meaning assigned to such term in the definition of “Term SOFR”.
“Permitted Acquisition”: as defined in clause (i) of the defined term “Permitted Investment” in this Section 1.1.
“Permitted Cure Securities”: (a) common equity securities of the Parent Borrower or any Parent Entity or (b) other Capital Stock of the Parent Borrower or any Parent Entity that (x) does not constitute Disqualified Stock and (y) does not require scheduled payments in cash in respect of such Capital Stock prior to the Latest Maturity Date.
“Permitted Debt Exchange”: as defined in Section 2.12(a).
“Permitted Debt Exchange Notes”: as defined in Section 2.12(a).
“Permitted Debt Exchange Offer”: as defined in Section 2.12(a).
“Permitted Holders”: (a) any of the Management Investors; (b) the Plan Sponsors; (c) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of which any of the Persons specified in clause (a) or (b) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Relevant Parent Entity held by such “group”), and any

“Permitted Lien”: any Lien permitted pursuant to the Loan Documents, including those permitted to exist pursuant to Section 8.2 or described in any of the clauses of such Section 8.2.
“Permitted Payment”: as defined in Section 8.5(b).
~~“Periodic Term SOFR Determination Day” has the meaning assigned to such term  in the definition of “Term SOFR”.~~
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.
“Plan of Reorganization”: as defined in the Recitals hereto.
“Plan Sponsors”: collectively, (i) certain funds and accounts managed or advised by Knighthead Capital Management, LLC or one of its Controlled Investment Affiliates (“Knighthead”) and certain funds and accounts managed or advised by Certares Opportunities LLC or one of its Controlled Investment Affiliates (“Certares”), and CK Amarillo LP, a Delaware limited partnership formed by Certares and Knighthead (“Amarillo LP” and, together with Knighthead and Certares, the “Common Equity Plan Sponsors”), and (ii) each of, and any fund, partnership, co-investment vehicles and/or similar vehicles or accounts, in each case managed, advised or controlled by Apollo Global Management, Inc. and any of their respective Affiliates, and any of their respective successors, but not including any portfolio operating companies (this clause (ii), collectively, “Apollo”).
“Preferred Stock”: as applied to the Capital Stock of any corporation or company, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over shares of Capital Stock of any other class of such corporation or company.
“Preferred Stock Restricted Payment”: as defined in Section 8.5(a).
“Prepayment Date”: as defined in Section 4.4(b)(ii).
“Pricing Grid”:
(a) with respect to Initial Revolving Loans, Swing Line Loans and the Commitment Fee:

Consolidated Total Corporate Leverage Ratio	Applicable Margin for ABR Loans and Canadian Prime Rate Loans	Applicable Margin for Eurocurrency Loans, Term SOFR Loans, SONIA Loans and ~~BA Equivalent~~Term CORRA Loans	Applicable Commitment Fee Percentage
Greater than 3.50:1.00	2.50%	3.50%	0.500%
Equal to or less than 3.50:1.00 and greater than 2.50:1.00	2.25%	3.25%	0.375%
Equal to or less than 2.50:1.00	2.00%	3.00%	0.250%
(b)    with respect to Initial Term Loans:

Consolidated Total Corporate Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin For Term SOFR Loans
Greater than 3.50:1.00	2.50%	3.50%
Equal to or less than 3.50:1.00	2.25%	3.25%
“Prime Rate”: as defined in the definition of “ABR” in this Section 1.1. “Private Side Information”: as defined in Section 7.2.
“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs”: any costs, fees and expenses associated with, in anticipation of, or in preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs, fees and expenses relating to compliance with the provisions of the Securities Act and the Exchange corporation or other entity other than the Parent Borrower, any of its Subsidiaries, Holdings or any Parent Entity), or being a holding company parent of the Parent Borrower, any of its Subsidiaries, Holdings or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Borrower, any of its Subsidiaries, Holdings or any Parent Entity, or having guaranteed any obligations of the Parent Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Borrower or any of its Subsidiaries is permitted to make payments to Holdings or any Parent Entity pursuant to Section 8.5, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Borrower or any Subsidiary thereof or (y) any other federal, state, foreign, provincial, territorial or local taxes measured by income for which Holdings or any Parent Entity is liable up to an amount not to exceed, with respect to federal, provincial, territorial and foreign taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of federal, provincial, territorial or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Parent Borrower had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state or local tax laws for filing such return) consisting only of the Parent Borrower and its Subsidiaries; provided that payments for such taxes shall be reduced by any portion of such taxes attributable to such income for each period directly paid to the proper Governmental Authority; provided, further, that any payments attributable to the income of Unrestricted Subsidiaries shall be permitted only to the extent that cash payments were made for such purpose by the Unrestricted Subsidiaries to the Parent Borrower or its Restricted Subsidiaries. Taxes include all interest, penalties and additions relating thereto.
“Relevant Governmental Body”: (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto and (vi) with respect to a Benchmark Replacement in respect of Loans denominated in any Other Designated Foreign Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or

“Senior Credit Facility”: the collective reference to this Agreement, any Loan Documents, any notes and letters of credit (including any Letters of Credit) issued pursuant hereto and any guarantee and collateral agreement, patent, trademark or copyright security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under this Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Credit Facility). Without limiting the generality of the foregoing, the term “Senior Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Parent Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.
“Service Vehicles”: all Vehicles owned by the Parent Borrower or a Subsidiary of Parent Borrower that are classified as “plant, property and equipment” in the consolidated financial statements of the Parent Borrower that are not rented or offered for rental by the Parent Borrower or any of its Subsidiaries, including any such Vehicles being held for sale.
“Set”: the collective reference to Eurocurrency Loans, Term SOFR Loans or ~~BA Equivalent~~ Term CORRA Loans of a single Tranche and currency, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurocurrency Loans, Term SOFR Loans or ~~BA Equivalent~~ Term CORRA Loans shall originally have been made on the same day).
“Seventh Amendment”: that certain Amendment No. 7 to Credit Agreement, dated as of November 17, 2023, by and among Holdings, the Parent Borrower, the Subsidiary Borrowers party thereto, the other Guarantors party thereto, the 2023 Incremental Term Lenders and the Administrative Agent.
“Seventh Amendment Effective Date”: has the meaning specified in the Seventh Amendment.
“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
“SOFR”: means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof), (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Parent Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A-2” by S&P or “P-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Parent Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act, and (ix) similar investments approved by the Board of Directors in the ordinary course of business. For the avoidance of doubt, for purposes of this definition and the definitions of “Cash Equivalents,” and “Investment Grade Rating,” rating identifiers, watches and outlooks will be disregarded in determining whether any obligations satisfy the rating requirement therein or whether the Applicable Rating Threshold is satisfied, as applicable.
~~“Term Credit Percentage”: as to any Lender at any time, the percentage of the aggregate outstanding Term Loans (if any) of the Lenders and aggregate unused Term Loan Commitments of the Lenders (if any) then constituted by such Lender’s outstanding Term Loans (if any) and such Lender’s unused Term Loan Commitments (if any).~~
~~“Term Sheet”: as defined in the Commitment Letter.~~

“Term C Loan Collateral Accounts”: the cash collateral accounts or securities accounts established pursuant to, and subject to the terms of, Section 3.11 for the purpose of cash collateralizing the Term L/C Obligations in respect of Term Letters of Credit.
“Term C Loan Collateral Account Balance”: at any time, with respect to any Term C Loan Collateral Account, the aggregate amount on deposit in such Term C Loan Collateral Account. References herein and in the other Loan Documents to the Term C Loan Collateral Account Balance shall be deemed to refer to the Term C Loan Collateral Account Balance in respect of the applicable Term C Loan Collateral Account or to the Term C Loan Collateral Account Balance in respect of all Term C Loan Collateral Accounts, as the context may require.
“Term CORRA”: for any calculation with respect to a Term CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three Business Days prior to such Periodic Term CORRA Determination Day.
“Term CORRA Adjustment”: (a) For any calculation with respect to a Canadian Prime Rate Loan or a Term CORRA Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:
Canadian Prime Rate Loans:

0.29547%
Term CORRA Loans:

Interest Period	Percentage
One month	0.29547%
Three months	0.32138%
“Term CORRA Administrator”: Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.
“Term CORRA Loan”: a Loan made pursuant to Section 2.1 that bears interest at a rate based on Adjusted Term CORRA.

“Term CORRA Reference Rate”: the forward-looking term rate based on CORRA.
“Term Credit Percentage”: as to any Lender at any time, the percentage of the aggregate outstanding Term Loans (if any) of the Lenders and aggregate unused Term Loan Commitments of the Lenders (if any) then constituted by such Lender’s outstanding Term Loans (if any) and such Lender’s unused Term Loan Commitments (if any).
“Term L/C Cash Coverage Requirement”: as provided in Section 3.11.
“Term L/C Fee Payment Date”: with respect to any Term Letter of Credit, the last day of each March, June, September and December to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof; provided that if any Term L/C Fee Payment Date would otherwise occur on a day that is not a Business Day, such Term L/C Fee Payment Date shall be the immediately preceding Business Day.
“Term L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Term Letters of Credit (including in the case of outstanding Term Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the aggregate then undrawn and unexpired amount thereof) and (b) the aggregate amount of drawings under Term Letters of Credit which have not then been reimbursed pursuant to Section 3.5 (including in the case of Term Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the unreimbursed aggregate amount of drawings thereunder, to the extent that such amount has not been converted into Dollars in
accordance with Section 3.5).    For all purposes of this Agreement, if on any date of determination a Term Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Term Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Term L/C Permitted Investments”:
(i)    any Temporary Cash Investments, Investment Grade Securities or Cash Equivalents; and
(ii)    such other securities as agreed to by the Parent Borrower and the applicable Term Issuing Lender from time to time.
“Term Letter of Credit” or “Term L/Cs”: each letter of credit issued pursuant to Section 3.1(a)(ii) (including Existing Letters of Credit deemed issued as Term Letters of Credit pursuant to Section 3.1(a)(ii)).
“Term Letter of Credit Commitment”: $245,000,000, as the same may be reduced from time to time pursuant to Section 2.4(c) or Section 4.4(e).
“Term Issuing Lender”: (a) initially, Barclays, (b) any other Person, which at the request of the Parent Borrower and with the consent of the Administrative Agent, agrees, in such Persons’ sole discretion, to become a Term Issuing Lender for the purpose of issuing Term Letters of Credit and (c) in respect of each Existing Letter of Credit identified on Schedule B hereof as a “Term Letter of Credit”, the issuer thereof; provided that any issuer of an Existing Letter of Credit (other than Barclays) shall be a Term Issuing Lender with respect to such Existing Letter of Credit only, shall not be a Lender hereunder and shall not be obligated or entitled to issue any other Term Letter of Credit under this Agreement; provided, further, that it is understood and agreed that Barclays shall be the only Term Issuing Lender on the Closing Date.
“Term Letter of Credit Outstandings”: at any time, with respect to any Term Issuing Lender, the sum of, without duplication, (a) the aggregate then undrawn and unexpired amount of the then outstanding Term Letters of Credit issued by such Term Issuing Lender (including in the case of outstanding Term Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the aggregate then undrawn and unexpired amount thereof) and (b) the aggregate amount of drawings under Term Letters of Credit issued by such Term Issuing Lender which have not then been reimbursed pursuant to Section 3.5 (including in the case of Term Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the unreimbursed aggregate amount of drawings thereunder, to the extent that such amount has not been converted into Dollars in accordance with Section 3.5).
“Term Loan Commitment”: as to any Lender, the aggregate of its Initial Term B Loan Commitments, Initial Term C Loan Commitments, Incremental Term Loan Commitments and Supplemental Term Loan Commitments; collectively as to all Lenders the “Term Loan Commitments.”
“Term Loan Lender”: any Lender having a Term Loan Commitment hereunder and/or a Term Loan outstanding hereunder; and all such Lenders, collectively, the “Term Loan Lenders”.
“Term Loan Lender Presentation”: that certain Lender Presentation with respect to the Initial Term Loan Facilities dated June 7, 2021 and furnished to Term Loan Lenders in connection with the Initial Term Loan Commitments hereunder.
“Term Loans”: Initial Term Loans, Incremental Term Loans (including the 2023 Incremental Term Loans), Supplemental Term Loans, Extended Term Loans and Specified Refinancing Term Loans, as the context shall require.
“Term Sheet”: as defined in the Commitment Letter.
“Term SOFR”: with respect to Revolving Loans and Term Loans:
(a)    for any calculation with respect to a Revolving Loan or Term Loan that is a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not

“Type”: the type of Loan determined based on the currency in which the same is denominated, and the interest option applicable thereto, with there being multiple Types of Loans hereunder, namely ABR Loans, Term SOFR Loans and Eurocurrency Loans in certain of the Designated Foreign Currencies, Canadian Prime Rate Loans, ~~BA Equivalent~~ Term CORRA Loans and SONIA Loans.
“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.
“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Underfunding”: the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan, determined as of such valuation date, allocable to such accrued benefits.
“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.
“Unpaid Drawing”: as defined in Section 3.5.
“Unrestricted Cash”: as at any date of determination, the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts listed on the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as of the last day of the Parent Borrower’s fiscal month ending immediately prior to such date of determination for which a consolidated balance sheet is available to the extent such cash is not classified as “restricted” for financial statement purposes (unless so classified solely (w) because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to any Intercreditor Agreement or any Other Intercreditor Agreement or (x) because they are subject to a Lien securing the Obligations under the Loan Documents or other Indebtedness that is subject to any Intercreditor Agreement or any Other Intercreditor Agreement or (y) because they are (or will be) used to cash collateralize or otherwise support any funded letter of credit facility or (z) because they are to be used for specified purposes in connection with a Special Purpose Financing relating to, or other financing secured by, Customer Receivables); provided that (i) Unrestricted Cash shall not include any

(j)    If at any time any action or transaction meets the criteria of one or more than one of the categories of exceptions, thresholds or baskets set forth within each negative covenant set forth in Section 8 or any definition used therein, the Parent Borrower may divide, classify and/or designate such action or transaction (or any portion thereof), and later (on one or more occasions) may re-divide, re-classify and/or re-designate such action or transaction (or any portion thereof), as consummated in reliance on one or more of such exceptions, thresholds and baskets within such negative covenant (but not, for the avoidance of doubt, as consummated in reliance on one or more exception, threshold or basket within any other negative covenant) as the Parent Borrower may determine in its sole discretion from time to time, including by re-dividing, re-classifying and/or re-designating any action or transaction originally consummated in reliance on one or more fixed exceptions, thresholds or baskets (“fixed baskets”) as consummated in reliance on any available incurrence-based exception, threshold or basket (“incurrence-based baskets”) within the same negative covenant (but not, for the avoidance of doubt, within any other negative covenant) that is available at the time of such re-division, re-classification and/or re-designation (for the avoidance of doubt, which determination shall be made without duplication of such applicable action or transaction to be re-divided, re-classified and/or re-designated) and if any ratio or financial test set forth in any applicable incurrence-based basket would be satisfied at any time after consummation of such action or transaction, such re-division, re-classification and/or re-designation within such negative covenant (but not, for the avoidance of doubt, within any other negative covenant) shall be deemed to have automatically occurred if not elected by the Borrower (provided that all Indebtedness under this Agreement Incurred on ~~or after~~ the Closing Date shall be deemed to have been Incurred pursuant to Section 8.10(b)(i)(A) and the Borrower shall not be permitted to reclassify all or any portion of such Indebtedness Incurred pursuant to Section 8.10(b)(i)(A)).
(k)    If any fixed baskets are intended to be utilized together with any incurrence-based baskets in any action or transaction, (i) compliance with or satisfaction of any applicable financial ratios or tests for such action or transaction (or any portion thereof) to be consummated under any incurrence-based baskets shall first be calculated without giving effect to amounts being utilized pursuant to any fixed baskets or any substantially concurrent revolving credit loans incurrence, but giving full pro forma effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed baskets, any incurrence and repayments of Indebtedness) and all other permitted pro forma adjustments, and (ii) thereafter, incurrence of the portion of such action or transaction to be consummated under any fixed baskets or revolving loan incurrence shall be calculated.
(l)    All references to “in the ordinary course of business” of Parent Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of such Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrowers and their Subsidiaries in the United States or any other jurisdiction in which any Borrower or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of such Borrower or such Subsidiary, as applicable, or any similarly situated businesses of the United States or any other jurisdiction in which any Parent Borrower or any Subsidiary does business, as applicable.

1.5    Interest Rates. The interest rate on a Loan denominated in Dollars or a
Designated Foreign Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the monitoring, determination or verification of the unavailability or cessation of any applicable Benchmark, the administration, submission of or any other matter related to SONIA, ~~the BA Rate~~ Term CORRA, Adjusted Term CORRA, CORRA, the Applicable Rate, Term SOFR, Adjusted Term SOFR, SOFR, the Eurocurrency Rate or any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate or adjustment thereto (including any then-current Benchmark, or any Benchmark Replacement or any Benchmark Replacement Adjustment), including whether the composition or characteristics of any such alternative, comparable or successor rate or adjustment (including any Benchmark Replacement or any Benchmark Replacement Adjustment) will be similar to, or produce the same value of economic equivalence of, SONIA, the Eurocurrency Rate, ~~the BA Rate~~ Term CORRA, Adjusted Term CORRA, CORRA, ABR, Term SOFR, Adjusted Term SOFR, SOFR or any other Benchmark or any Benchmark convention, including any applicable recommendations made by the Relevant Governmental Body. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any SONIA, ~~the BA Rate~~ Term CORRA, Adjusted Term CORRA, CORRA, the Eurocurrency Rate, Term SOFR, Adjusted Term SOFR, SOFR or any alternative, comparable or successor rate or adjustment (including any Benchmark Replacement or any Benchmark Replacement Adjustment), in each case, in a manner adverse to the Borrowers.
    1.6    Cashless Rollover Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with an Incremental Indebtedness, Refinancing Indebtedness, Indebtedness incurred under Section 8.10(a), or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.
    1.7    Calculation of Baskets.    If (a) any of the baskets set forth in this
Agreement are exceeded solely as a result of fluctuations to LTM Consolidated EBITDA for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under this Agreement, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations or (b) any baskets, is exceeded, any representation or warranty would be untrue or inaccurate, any undertaking would be breached, or any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations in applicable currency exchange rates, shall not be deemed to be exceeded, untrue, inaccurate, breached, exceeded or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates.

2.1(c)). During the Initial Revolving Commitment Period, the Borrowers may use the Initial Revolving Commitments by borrowing, prepaying the Initial Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof; provided that the amount of Revolving Loans funded on the Closing Date pursuant to Sections 5.17(iii)(a)(1), (iii)(a)(3) and (iii)(c) (in the case of Section 5.17(iii)(c), other than to the extent used for working capital) shall not exceed an aggregate amount of $50,000,000.
(ii)    Except as hereinafter provided, Revolving Loans shall, at the option of the Parent Borrower, (w) in the case of Revolving Loans denominated in Dollars, be incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Loans, (x) in the case of Revolving Loans denominated in Canadian Dollars, be incurred and maintained as, and/or converted into, Canadian Prime Rate Loans or ~~BA Equivalent~~ Term CORRA Loans, (y) in the case of Revolving Loans denominated in Sterling, be incurred and maintained as SONIA Loans and (z) in the case of Revolving Loans denominated in any Designated Foreign Currency (other than Canadian Dollars or Sterling), be incurred and maintained as Eurocurrency Loans.
(e)    The respective obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.
2.2    Reserved.
2.3    Reserved.
2.4    Notes; Repayment of Loans.
(a)    The Borrowers agree that, upon the request to the Administrative Agent by any Lender made on or prior to the Closing Date or, in the case of the 2023 Incremental Term Loans, on or prior to the Seventh Amendment Effective Date or, in connection with any assignment pursuant to Section 11.6(b), in order to evidence such Lender’s Loan, the Borrowers will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1, A-2, A-3 or A-4 as applicable (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Note”), in each case with appropriate insertions therein as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the unpaid principal amount of the applicable Loans made (or acquired by assignment pursuant to Section 11.6(b)) by such Lender to the Borrowers. Each Note in respect of the Initial Revolving Loans and each Note in respect of the Initial Term Loans shall be dated the Closing Date. Each Note in respect of the 2023 Incremental Term Loans shall be dated the Seventh Amendment Effective Date. Each Note shall be payable as provided in Section 2.4(b) (in the case of Initial Term B Loans and the 2023 Incremental Term Loans) and/or be stated to mature on the applicable Maturity Date, and provide for the payment of interest in accordance with Section 4.1.
        (b)

Term C Loans and 2023 Incremental Term Loans to be borrowed and, if applicable, the length of the initial Interest Period therefor (which notice must have been received by the Administrative Agent prior to 1:00 P.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion) at least three (3) Business Days prior to the Closing Date or the Seventh Amendment Effective Date, as applicable, and shall be irrevocable after funding). Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Lender thereof. Each Lender having an Initial Term B Loan Commitment, an Initial Term C Loan Commitment or a 2023 Incremental Term Loan Commitment, as applicable, will make the amount of its pro rata share of the Initial Term B Loan Commitments, Initial Term C Loan Commitments and 2023 Incremental Term Loan Commitments, as applicable, available, in each case for the account of the applicable Borrower at the office of the Administrative Agent specified in Section 11.2 prior to 12:00 P.M., New York City time (or, if the time period for the Parent Borrower’s delivery of notice was extended, such later time as agreed to by the Parent Borrower and the Administrative Agent in its reasonable discretion, but in no event less than one hour following notice) on the Closing Date or the Seventh Amendment Effective Date, as applicable, in funds immediately available to the Administrative Agent. The Administrative Agent shall on such date credit the account of the applicable Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
(b)    The Borrowers may borrow under the Revolving Commitments during the applicable Revolving Commitment Period on any Business Day; provided that the Parent Borrower shall give the Administrative Agent notice (which notice shall be irrevocable if the Borrowing Date is not the Closing Date and must be received by the Administrative Agent prior to (a) (x) in the case of Revolving Loans denominated in a currency other than Australian Dollars or Sterling, 1:00 P.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), at least three Business Days prior to the Closing Date and (y) in the case of Revolving Loans denominated in Australian Dollars and Sterling, 12:00 P.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), at least five Business Days prior to the Closing Date, in each of clause (x) and (y) if the requested Borrowing Date is the Closing Date, (b) 1:00 P.M., New York City time, at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested Borrowing Date (if such Borrowing Date is not the Closing Date), if all or any part of the requested Revolving Loans are to be initially Term SOFR Loans, Eurocurrency Loans, ~~BA Equivalent~~ Term CORRA Loans or Canadian Prime Rate Loans, (c) 12:00 P.M., New York City time (or such later time as may be agreed to by the Administration Agent in its reasonable discretion), at least one Business Day prior to the requested Borrowing Date (if such Borrowing Date is not the Closing Date), for ABR Loans or (d) 12:00 P.M., New York City time (or such later time as may be agreed to by the Administration Agent in its reasonable discretion), at least five Business Day prior to the requested Borrowing Date (if such Borrowing Date is not the Closing Date), for Eurocurrency Loans denominated in Australian Dollars and Sterling, in each case specifying (i) the amount to be borrowed, (ii) the identity of each applicable Borrower (if not the Parent Borrower), (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Loan denominated in Dollars, Euro or another Designated Foreign Currency, (v) whether the borrowing is to be of Eurocurrency Loans, Term SOFR Loans, ABR Loans, ~~BA Equivalent~~ Term CORRA Loans, Canadian Prime Rate Loans or a combination thereof and (vi) if the borrowing is to be entirely or partly of Eurocurrency Loans, Term SOFR Loans ~~BA Equivalent~~ Term CORRA Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. For the avoidance of doubt, Revolving Loans denominated in Dollars may not be requested as a borrowing of Eurocurrency Loans.
(c)    (x) Each borrowing of ABR Loans under the Revolving Commitments shall be in an amount equal to, except any ABR Loan to be used solely to pay a like amount of outstanding Reimbursement Amount or Swing Line Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then Available Revolving Commitments are less than $1,000,000, such lesser amount), (y) the Dollar Equivalent of the principal amount of each borrowing of Canadian Prime Rate Loans under the Revolving Commitments shall be in an amount equal to, except any Canadian Prime Loan to be used solely to pay a like amount of outstanding Reimbursement Amount, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then Available Revolving Commitments are less than $1,000,000, such lesser amount) and (z) each borrowing of Term SOFR Loans or Eurocurrency Loans under the Revolving Commitments shall be in an amount equal to (or, in the case of Eurocurrency Loans to be made in any Designated Foreign Currency and SONIA Loans, the Dollar Equivalent of the principal amount thereof shall be in an amount equal to) $1,000,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any such notice from the Parent Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Subject to the satisfaction of the conditions precedent specified in Section 6.2 (and, Section 6.1, in the case of an initial Borrowing hereunder on the Closing Date), each Lender shall make the amount of its pro rata share of each borrowing of Revolving Loans available to the Administrative Agent for the account of the applicable Borrower at the office of the Administrative Agent specified in Section 11.2 prior to (i) 2:30 P.M. New York City time, in the case of Loans denominated in Dollars, (ii) 3:00 P.M. New York City time, one Business Day prior to the requested Borrowing Date, in the case of Loans denominated in Australian Dollars and Sterling and (iii) 8:00 A.M. New York City time in the case of Loans denominated in Euro or other applicable Designated Foreign Currency (other than Australian Dollars and Sterling) (or 10:00 A.M., New York City time in the case of an initial borrowing hereunder (or, if the time period for the Parent Borrower’s delivery of notice was extended, such later time as agreed to by the Parent Borrower and the Administrative Agent in its reasonable discretion, but in no event less than one hour following notice)), or at such other office of the Administrative Agent or at such other time as to which the Administrative Agent shall notify such Lender and the Parent Borrower reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by the Parent Borrower in Dollars or the applicable Designated Foreign Currency and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of the applicable Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
2.7    Swing Line Commitments.
(a)    Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to the Borrowers (on a joint and several basis as between the Borrowers) from time to invested by the applicable Depositary Bank in Term L/C Permitted Investments (and as reasonably agreed by the applicable Depositary Bank under the applicable depositary agreement) in the manner instructed by the Parent Borrower (and agreed to by such Depositary Bank) (and returns shall accrue for the benefit of the Parent Borrower); provided, however, that the applicable Depositary Bank shall determine such investments in Term L/C Permitted Investments during the existence of any Event of Default as long as made in Term L/C Permitted Investments, it being understood and agreed that neither the Parent Borrower nor the applicable Depositary Bank nor any other Person may direct the investment of funds in any Term C Loan Collateral Account in any assets other than Term L/C Permitted Investments. The Parent Borrower shall bear the risk of loss of principal with respect to any investment in any Term C Loan Collateral Account. So long as no Event of Default shall have occurred and be continuing and subject to the satisfaction of the Term L/C Cash Coverage Requirement for each Term Issuing Lender after giving effect to any such release, upon at least three Business Days’ prior written notice to the Collateral Agent and the Administrative Agent, the Parent Borrower may, at any time and from time to time, request release of and payment to the Parent Borrower of (and the Collateral Agent hereby agrees to instruct the applicable Depositary Bank to release and pay to the Parent Borrower) any amounts on deposit in the Term C Loan Collateral Accounts (as reduced by the aggregate amounts, if any, withdrawn by the Term Issuing Lenders and not subsequently deposited by the Parent Borrower) in excess of the Term Letter of Credit Commitment at such time (provided that the Collateral Agent shall have received prior confirmation of the amount of such excess from the Administrative Agent). In addition, the Collateral Agent hereby agrees to instruct the Depositary Bank to release and pay to the Parent Borrower amounts (if any) remaining on deposit in the Term C Loan Collateral Accounts after the termination or cancellation of all Term Letters of Credit, the termination of the Term Letter of Credit Commitment and the repayment in full of all outstanding Initial Term C Loans and Term L/C Obligations.
SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT.
4.1    Interest Rates and Payment Dates.
(a)    (x) Each Term SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Adjusted Term SOFR determined for such day plus the Applicable Margin in effect for such day and (y) each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day.
(b)    Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.
(c)    Each ~~BA Equivalent~~ Term CORRA Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to ~~the BA Rate~~ Adjusted Term CORRA in effect for such day plus the Applicable Margin in effect for such day.

(d)    Each Canadian Prime Rate Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the Canadian Prime Rate in effect for such day plus the Applicable Margin in effect for such day.
(e)    Each SONIA Loan shall bear interest for each day that it is outstanding at a rate per annum equal to Daily Simple SONIA determined for such day plus the Applicable Margin in effect for such day.
(f)    If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Section 4.1 plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this Section 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of fees or other amounts, the rate described in paragraph (b) of this Section 4.1 for ABR Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment); provided that (1) no amount shall be payable pursuant to this Section 4.1(f) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) no amounts shall accrue pursuant to this Section 4.1(f) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
(g)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (f) of this Section 4.1 shall be payable from time to time on demand.
(h)    It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.
4.2    Conversion and Continuation Options.
(a)    The Parent Borrower may elect from time to time (x) (I) to convert outstanding Revolving Loans of a given Tranche from Term SOFR Loans to ABR Loans or (II) to convert outstanding Term Loans of a given Tranche from Term SOFR Loans to ABR Loans or (y) to convert outstanding Loans of a given Tranche from ~~BA Equivalent~~ Term CORRA Loans to Canadian Prime Rate Loans, in each case by giving the Administrative Agent at least two Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior irrevocable notice of such election, provided that any such conversion of Term SOFR Loans may only be made on the last day of an Interest Period with respect thereto. The Parent Borrower may elect from time to time (x) (I) to convert outstanding Revolving Loans of a given Tranche from ABR Loans to Term SOFR Loans or (II) to convert outstanding Term Loans of a given Tranche from ABR Loans to Term SOFR Loans or (y) to convert outstanding Loans of a given Tranche from Canadian Prime Rate Loans to ~~BA Equivalent~~ Term CORRA Loans, in each case by giving the Administrative Agent at least three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior irrevocable notice of such election. Any such notice of conversion to ~~BA Equivalent~~ Term CORRA Loans or to Term SOFR Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of (x) outstanding Term SOFR Loans and ABR Loans or (y) outstanding ~~BA Equivalent~~ Term CORRA Loans or Canadian Prime Rate Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Term SOFR Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Parent Borrower that no such conversions may be made and (ii) no Loan may be converted into a Term SOFR Loan or ~~BA Equivalent~~ Term CORRA Loan after the date that is one month prior to the applicable Maturity Date. Notwithstanding anything to the contrary set forth herein, the Parent Borrower shall not be permitted to convert any Revolving Loans denominated in Dollars from ABR Loans or Term SOFR Loans to Eurocurrency Loans.
(b)    Any Eurocurrency Loan, Term SOFR Loan or ~~BA Equivalent~~Term CORRA Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Parent Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Eurocurrency Loan, Term SOFR Loan or ~~BA Equivalent~~ Term CORRA Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, provided that no Term SOFR Loan or ~~BA Equivalent~~ Term CORRA Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Parent Borrower that no such continuations may be made or (ii) after the date that is one month prior to the applicable Maturity Date, and provided, further, that (x) in the case of Term SOFR Loans or ~~BA Equivalent~~Term CORRA Loans, if the Parent Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Term SOFR Loans, shall be automatically converted to ABR Loans or such ~~BA Equivalent~~Term CORRA Loans shall be automatically converted to Canadian Prime Rate Loans, as applicable, on the last day of such then expiring Interest Period and (y) if the Parent Borrower shall fail to give any required notice as described above in this paragraph with respect to Loans denominated in any Designated Foreign Currency (other than Canadian Dollars or Sterling) such Eurocurrency Loans shall be automatically continued as Eurocurrency Loans with an Interest Period of one month. Upon receipt of any such notice of continuation pursuant to this Section 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.
4.3    Minimum Amounts; Maximum Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Term SOFR Loans comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and the Dollar Equivalent of the aggregate principal amount of the Revolving Loans that are ~~BA Equivalent~~ Term CORRA Loans, SONIA

Loans or Eurocurrency Loans outstanding in any Designated Foreign Currency comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof (provided that, notwithstanding the foregoing, any Loan may be converted or continued in its entirety), and so that there shall not be more than 30 Sets at any one time outstanding.
4.4    Optional and Mandatory Prepayments.
(a)    (i)    Optional Prepayment of the Term Loans. The Borrowers may at
any time and from time to time prepay the Term Loans made to them in whole or in part, subject to Section 4.12, without premium or penalty, upon notice by the Parent Borrower to the Administrative Agent prior to 1:00 P.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of Eurocurrency Loans and Term SOFR Loans), or prior to 1:00 P.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion) on the date of prepayment (in the case of ABR Loans). Such notice shall specify the date and amount of prepayment, whether the prepayment is of Eurocurrency Loans, Term SOFR Loans, ABR Loans or a combination thereof, and, if a combination thereof, the principal amount allocable to each, the applicable Tranche being repaid and if a combination thereof the principal amount allocable to each. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Parent Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. If any such notice is given and is not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan or Term SOFR Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Section 4.12 and accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans pursuant to this Section 4.4(a)(i) shall be applied to the respective installments of principal of such Term Loans in such order as the Parent Borrower may direct. Partial prepayments pursuant to this Section 4.4(a)(i) shall be in multiples of $1,000,000; provided that, notwithstanding the foregoing, any Tranche of Term Loans may be prepaid in its entirety.
(ii)    Optional Prepayment of the Revolving Loans. The Borrowers may at any time and from time to time prepay the Loans made to them and, in accordance with Section 3.5, the Reimbursement Amounts in respect of Revolving Letters of Credit issued for their account, in whole or in part, subject to Section 4.12, without premium or penalty, upon (A) at least three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice by the Parent Borrower to the Administrative Agent (in the case of (x) Eurocurrency Loans, Term SOFR Loans or ~~BA Equivalent~~ Term CORRA Loans outstanding and (y) Reimbursement Amounts outstanding in any Designated Foreign Currency), (B) at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice by the Parent Borrower to the Administrative Agent (in the case of SONIA Loans) or (C) at least one Business Day’s (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice by the Parent Borrower to the Administrative Agent (in the case of (x) ABR Loans or Canadian Prime Rate Loans and (y)

Reimbursement Amounts outstanding in Dollars). Such notice shall specify, in the case of any prepayment of Loans, the Tranche being prepaid (which, at the discretion of the Parent Borrower, may be the Initial Revolving Loans, Incremental Revolving Loans, Extended Revolving Loans, Specified Refinancing Revolving Loans, Swing Line Loans, any Incremental Loans or any Extended Tranche and/or a combination thereof), and if a combination thereof, the principal amount allocable to each, the date and amount of prepayment, the currency of the Loans to be prepaid and whether the prepayment is of Eurocurrency Loans, Term SOFR Loans, SONIA Loans, ABR Loans, ~~BA Equivalent~~ Term CORRA Loans, Canadian Prime Rate Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Amounts in respect of Revolving Letters of Credit, the date and amount of prepayment, the identity of the applicable Revolving Letter of Credit or Revolving Letters of Credit and the amount allocable to each of such Reimbursement Amounts. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Parent Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given and is not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan, Term SOFR Loan or ~~BA Equivalent~~ Term CORRA Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Section 4.12 and accrued interest to such date on the amount prepaid. Partial prepayments of (1) the Revolving Loans pursuant to this Section 4.4(a) shall be applied, first to payment of the Swing Line Loans then outstanding, and thereafter to payment of Revolving Loans then outstanding or in each case as otherwise directed by the Parent Borrower and (2) the Reimbursement Amounts pursuant to this Section 4.4(a) shall be applied to cash collateralize any outstanding Revolving L/C Obligation, as applicable, on terms reasonably satisfactory to the applicable Revolving Issuing Lender. Partial prepayments pursuant to this Section 4.4(a)(ii) shall be in multiples of $1,000,000 (or, in the case of Revolving Loans outstanding in any Designated Foreign Currency, an aggregate principal amount the Dollar Equivalent of which is at least approximately $1,000,000); provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.
(b) Mandatory Prepayment of Loans.
(i) (A) The Parent Borrower shall, in accordance with Section 4.4(b)(iii) and subject to Section 4.12, prepay the Term Loans to the extent required by Section 8.4(b) (subject to Section 8.4(c)) and (B) if on or after the Closing Date the Parent Borrower or any of its Restricted Subsidiaries shall incur (x) Specified Refinancing Term Loans or (y) Indebtedness for borrowed money (excluding Indebtedness permitted to be Incurred hereunder), then the Parent Borrower shall, in accordance with Section 4.4(b)(iii) and subject to Section 4.12, prepay the Term Loans (or, in the case of the Incurrence of Specified Refinancing Term Loans, the Tranche of Term Loans being refinanced in an amount equal to 100.0% of the Net Proceeds thereof minus in the case of clauses (A) and (B)(y), the portion of such Net Proceeds applied (to the extent the Parent Borrower or any of its Subsidiaries is required by the terms thereof) to prepay, repay or purchase Pari Passu Indebtedness on a no more than pro rata basis with the Term Loans (excluding for purposes of such pro rata calculation, the Initial Term C amount of the installments thereof due in the next twelve months and then the remainder of such partial prepayment shall be allocated and applied as set forth above. Subject to the last sentence of Section 4.4(b)(ii) and Section 4.4(h), prepayments of the Term Loans pursuant to Section 4.4(b)(i)(B)(x) shall be applied within each applicable Tranche of Term Loans pro rata to the respective installments of principal thereof in the manner directed by the Parent Borrower (or, if no such direction is given, in direct order of maturity). Notwithstanding any other provision of this Section 4.4, a Lender may, at its option, and if agreed by the Parent Borrower, in connection with any prepayment of Term Loans pursuant to Section 4.4(a)(i) or (b)(i)(A) or (B), exchange such Lender’s portion of the Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents).
(iv)    Amounts prepaid on account of Term Loans pursuant to Section 4.4(a)(i) or 4.4(b)(i) may not be reborrowed.
(v)    In the event that on any date the Administrative Agent calculates that (i) the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) exceeds the aggregate Revolving Commitments then in effect (other than any such excess occurring by reason of any change in exchange rates) or (ii) the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) exceeds 105% of the aggregate Revolving Commitments then in effect by reason of any change in exchange rates (it being understood and agreed that no Default or Event of Default shall arise hereunder or under any Loan Document merely as a result of the occurrence of any such excess described in clauses (i) or (ii) by reason of any change in exchange rates), in each case under clause (i) or (ii), the Administrative Agent will give notice to such effect to the Parent Borrower and the Lenders. Following receipt of any such notice, the Borrowers will, as soon as practicable but in any event within five Business Days of receipt of such notice, first, make such repayments or prepayments of Revolving Loans (together with interest accrued to the date of such repayment or prepayment), second, pay any Reimbursement Amounts with respect to Revolving Letter of Credit then outstanding and, third, cash collateralize any outstanding Revolving L/C Obligations on terms reasonably satisfactory to the applicable Revolving Issuing Lender as shall be necessary to cause the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) to no longer exceed the aggregate Revolving Commitments then in effect; provided that in the case of clauses (i) and (ii) above, the Dollar Equivalent of any such excess shall be calculated as of the date of such notice and the amount of any such repayment, prepayment, payment or cash collateralization shall be calculated after giving effect to any other repayment, prepayment, payment or cash collateralization required to be made on such day pursuant to this Section 4.4(b)(v)). If any such repayment or prepayment of a Eurocurrency Loan, Term SOFR Loan or ~~BA Equivalent~~ Term CORRA Loan pursuant to this Section 4.4(b)(v) occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to the Lenders such amounts, if any, as may be required pursuant to Section 4.12.
(vi)    The Borrowers shall prepay all Swing Line Loans then outstanding simultaneously with each borrowing of Revolving Loans. Upon the incurrence by the Parent Borrower or any Restricted Subsidiary of any Specified Refinancing Revolving Loans, the Borrowers shall prepay an aggregate principal amount of the Tranche of Revolving Loans being refinanced in an amount equal to 100% of all Net Proceeds received therefrom promptly (and in any event within five Business Days) following receipt thereof by the Parent Borrower or such Restricted Subsidiary.
(c)    Termination or Reduction of Revolving Commitments. The Parent Borrower shall have the right, upon not less than three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the Initial Revolving Commitments, Incremental Revolving Commitments of any Tranche, the Extended Revolving Commitments of any Tranche or the Specified Refinancing Revolving Commitments of any Tranche or, from time to time, to reduce the amount of Initial Revolving Commitments, Incremental Revolving Commitments of any Tranche, Extended Revolving Commitments of any Tranche or Specified Refinancing Revolving Commitments of any Tranche; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swing Line Loans made on the effective date thereof, the Dollar Equivalent of the aggregate principal amount of the Revolving Loans and Swing Line Loans then outstanding, when added to the sum of the then outstanding Revolving L/C Obligations, would exceed the Revolving Commitments then in effect and provided, further, that notwithstanding anything to the contrary in this Agreement, the Parent Borrower may condition such notice upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Parent Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the applicable Revolving Commitments then in effect.
(d)    Cash Collateralization in Lieu of Prepayment. Notwithstanding the foregoing provisions of this Section 4.4, if at any time any prepayment of the Loans pursuant to Section 4.4(a) or 4.4(b) would result, after giving effect to the procedures set forth in this Agreement, in the Borrowers incurring breakage costs under Section 4.12 as a result of Eurocurrency Loans, Term SOFR Loans or ~~BA Equivalent~~ Term CORRA Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the Borrowers may, so long as no Default or Event of Default shall have occurred and be continuing, in their sole discretion, (i) initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans, Term SOFR Loans or ~~BA Equivalent~~ Term CORRA Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans, Term SOFR Loans or ~~BA Equivalent~~ Term CORRA Loans not immediately prepaid), to be held as security for the obligations of the Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans, Term SOFR Loans or ~~BA Equivalent~~ Term CORRA Loans (or such earlier date or dates as shall be requested by the Parent Borrower) or (ii) make a prepayment of Loans in accordance with Section 4.4(a)(i) or 4.4(a)(ii) with an amount equal to a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans, Term SOFR Loans or ~~BA Equivalent~~ Term CORRA Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such

Eurocurrency Loans, Term SOFR Loans or ~~BA Equivalent~~ Term CORRA Loans not immediately prepaid); provided that, in the case of either clause (i) or (ii) above, such unpaid Eurocurrency Loans, Term SOFR Loans or ~~BA Equivalent~~ Term CORRA Loans shall continue to bear interest in accordance with Section 4.1 until such unpaid Eurocurrency Loans, Term SOFR Loans or ~~BA Equivalent~~ Term CORRA Loans or the related portion of such Eurocurrency Loans, Term SOFR Loans or ~~BA Equivalent~~ Term CORRA Loans, as the case may be, have or has been prepaid.
(e)    Termination or Reduction of Term Letter of Credit Commitment. (i) Upon at least one Business Day’s prior revocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Term Issuing Lenders (which notice the Administrative Agent shall promptly transmit to each of the Lenders holding Initial Term C Loans), the Parent Borrower shall have the right, without premium or penalty (except as provided in Section 4.4(g)), on any day, to permanently to terminate or reduce the Term Letter of Credit Commitment in whole or in part; provided that, immediately upon any such termination or reduction, (i) the Parent Borrower shall prepay the Initial Term C Loans in an aggregate principal amount equal to the aggregate amount of the Term Letter of Credit Commitment so terminated or reduced in accordance with the requirements of Sections 4.4(a)(i) (and shall be permitted to withdraw an amount from the Term C Loan Collateral Accounts to make such prepayment) (ii) the Individual Term Letter of Credit Commitment of each Term Issuing Lender shall be reduced ratably in connection therewith (or on such other basis as may be agreed by the Parent Borrower and the Term Issuing Lenders), (iii) after giving effect to such reduction of the Term Letter of Credit Commitment, the Term Letter of Credit Outstandings with respect to each Term Issuing Lender with a Term Letter of Credit Commitment shall not exceed the Individual Term Letter of Credit Commitment of such Term Issuing Lender and (iv) after giving effect to such reduction and any such prepayment, the Term L/C Cash Coverage Requirement shall be satisfied.
(ii)    The Term Letter of Credit Commitment shall be reduced by the amount of any prepayment or repayment of principal of Initial Term C Loans pursuant to Section 2.4(c)(ii) or this Section 4.4 (with a corresponding reduction to the Individual Term Letter of Credit Commitment of each Term Issuing Lender (on a ratable basis or on such other basis as may be agreed by the Parent Borrower and the Term Issuing Lenders)) and the Parent Borrower shall be permitted to withdraw an amount up to the amount of such prepayment or repayment from the Term C Loan Collateral Accounts to complete such prepayment or repayment; provided that after giving effect to such withdrawal, the Term L/C Cash Coverage Requirement shall be satisfied.
(f)    Discounted Term Loan Prepayments. Notwithstanding anything in any Loan Document to the contrary, the Borrowers may prepay the outstanding Term Loans on the following basis:
(i)    Right to Prepay. The Borrowers shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 4.4(f); provided that at the time of such

L/C Fee Payment Date with respect to such Revolving Letter of Credit and on the Initial Revolving Maturity Date or such earlier date as the Revolving Commitments shall terminate as provided herein. Such commission shall be payable to the Administrative Agent for the account of the Lenders to be shared ratably among them in accordance with their respective Revolving Commitment Percentages. Such commission shall be nonrefundable and shall be payable in Dollars, notwithstanding that a Revolving Letter of Credit may be denominated in any Designated Foreign Currency. In respect of a Revolving Letter of Credit denominated in any Designated Foreign Currency, such commission shall be converted into Dollars at the Spot Rate of Exchange.
(b)    The Borrowers agree to pay to the Administrative Agent, for the account of each applicable Revolving Lender (other than a Defaulting Lender), a commitment fee for the period from and including the first day of the applicable Revolving Commitment Period to the applicable Maturity Date, computed at the Applicable Commitment Fee Percentage on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each March, June, September and December, and on the applicable Maturity Date, or such earlier date as the Revolving Commitments shall terminate as provided herein, commencing on September 30, 2021.
(c)    The Borrowers agree to pay to the Administrative Agent and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing pursuant to the Fee Letters by the Parent Borrower, the Other Representatives and the Administrative Agent in connection with this Agreement.
4.6    Computation of Interest and Fees.
(a)    Interest (other than interest based on the Prime Rate, the Canadian Prime Rate or ~~the BA Rate~~ Term CORRA or for SONIA Loans) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Prime Rate, the Canadian Prime Rate or ~~the BA Rate~~ Term CORRA and for SONIA Loans shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of each determination of a Eurocurrency Rate and Term SOFR. Any change in the interest rate on a Loan resulting from a change in Term SOFR, SOFR, the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Parent Borrower or any Lender, deliver to the Parent Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Section 4.1, excluding any Eurocurrency Base Rate which is based upon the Reuters Screen and any ABR Loan which is based upon the Prime Rate.
4.7    Inability to Determine Interest Rate.
(a)    If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Term SOFR or Adjusted Term SOFR with respect to any Term SOFR Loan (the “Affected Term SOFR”), SONIA with respect to any SONIA Loan (the “Affected SONIA”), the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Eurocurrency Rate”) or ~~the BA Rate~~ Term CORRA with respect to any ~~BA Equivalent~~ Term CORRA Loan (the “Affected ~~BA Rate~~ Term CORRA”), in each case for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Parent Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Term SOFR Loans the rate of interest applicable to which is based on the Affected Term SOFR requested to be made on the first day of such Interest Period shall be made as ABR Loans, (b) any SONIA Loans the rate of interest applicable to which is based on the Affected SONIA requested to be made on the first day of such Interest Period shall be ineffective, (c) any ~~BA Equivalent~~ Term CORRA Loans the rate of interest applicable to which is based on the Affected ~~BA Rate~~ Term CORRA requested to be made on the first day of such Interest Period shall be made as Canadian Prime Rate Loans, (d) any Eurocurrency Loans to be made in a Designated Foreign Currency the rate of interest applicable to which is based on the Affected Eurocurrency Rate requested to be made on the first day of such Interest Period shall not be required to be made hereunder in such Designated Foreign Currency and, upon receipt of such notice, the Parent Borrower may at its option revoke the pending request for such Eurocurrency Loans or convert such request into a request for ABR Loans to be made in Dollars or Canadian Prime Rate Loans to be made in Canadian Dollars, (e) any Loans that were to have been converted on the first day of such Interest Period to or continued as Term SOFR Loans the rate of interest applicable to which is based upon the Affected Term SOFR shall be converted to or continued as ABR Loans, (f) any Loans that were to have been continued as SONIA Loans the rate of interest applicable to which is based upon the Affected SONIA shall be deemed to have been converted into Loans that bear interest at the Central Bank Rate; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate cannot be determined, then such Loans shall be prepaid in full immediately, (g) Loans that were to have been converted on the first day of such Interest Period to or continued as ~~BA Rate~~ Term CORRA Loans the rate of interest applicable to which is based upon the Affected ~~BA Rate~~ Term CORRA shall be converted to or continued as Canadian Prime Rate Loans and (h) any Eurocurrency Loans denominated in Euro that were to have been continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall (at the option of the Parent Borrower) remain outstanding, and shall bear interest at an alternate rate which reflects, as to each Lender, such Lender’s cost of funding such Eurocurrency Loans, as reasonably determined by the Administrative Agent, plus the Applicable Margin hereunder.

manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.
(v)    Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
(c)    Designated Foreign Currency Benchmark Replacement Setting. If at any time there ceases to exist SONIA, ~~BA Rate~~ Term CORRA or other interbank rate applicable to any Designated Foreign Currency in the relevant market for Sterling, Euros, Australian Dollars, Canadian Dollars or other applicable Designated Foreign Currency, as applicable, or any of the foregoing cease to be administered by the relevant authority that oversees such interbank rates as of the Closing Date for interest periods greater than one Business Day, or the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the circumstances set forth in clause (a) above have arisen and such circumstances are unlikely to be temporary or the circumstances in clause (a) above have not arisen but the supervisor for the administrator of the relevant interbank rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such interbank offered rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Parent Borrower shall endeavor to establish an alternate rate of interest in lieu of such interbank offered rate that gives due consideration to the then prevailing market convention for determining a rate of interest for fixed periods for syndicated loans applicable jurisdiction of the applicable Designated Foreign Currency at such time (it being agreed that such rate shall not result in a higher cost of funding than ABR Loans, if applicable to such Designated Foreign Currency), and shall enter into an amendment to the Loan Documents to reflect such alternate rate of interest and such other related changes as may be applicable which are agreed by the Parent Borrower and the Administrative Agent at such time; provided, that any such amendment will become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.
(d)    The parties hereto agree that the parties will jointly use commercially reasonable efforts to satisfy any applicable Internal Revenue Service guidance so that any replacement of the Eurocurrency Rate will not be treated as a deemed “exchange” under Section 1001 of the Code or “modification” under Section 1.1001-3 of the Treasury Regulations (including, but not limited to, substituting the Eurocurrency Rate for a “qualified rate,” as defined in Proposed Section 1.1001-6 of the Treasury Regulations).

whether in Dollars or any Designated Foreign Currency, in immediately available funds. Any pro rata calculations required to be made pursuant to this Section 4.8(a) in respect of any Revolving Loan denominated in a Designated Foreign Currency shall be made on a Dollar Equivalent basis. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders or Revolving L/C Participants, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurocurrency Loans or ~~BA Equivalent~~ Term CORRA Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan or a ~~BA Equivalent~~ Term CORRA Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This Section 4.8(a) may be amended in accordance with Section 11.1(d) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to Sections 2.9, 2.10, 2.11 and 11.1(h), as applicable.
(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to such Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to (i) for amounts denominated in Dollars, the daily average Federal Funds Effective Rate as quoted by the Administrative Agent and (ii) for amounts denominated in a Designated Foreign Currency, the rate customary in such Designated Foreign Currency for settlement of similar interbank obligations, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 4.8(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Parent Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to such borrowing hereunder on demand, from the Borrowers and (y) then the Borrowers may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available.
4.9    Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Term SOFR Loan, Eurocurrency Loans, SONIA Loan or ~~BA Equivalent~~ Term CORRA Loan as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Parent Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan or Canadian Prime Rate Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan or Canadian Prime Rate Loan, as applicable, when an Affected Loan is requested, (c) such Lender’s Term SOFR Loans, SONIA Loans or ~~BA Equivalent~~ Term CORRA Loans then outstanding, in each case, as Affected Loans, if any, shall be converted automatically to ABR Loans (in the case of Term SOFR Loans), Central Bank Rate Loans (in the case of SONIA Loans) or Canadian Prime Rate Loans (in the case of ~~BA Equivalent~~ Term CORRA Loans) on the respective last days of the then current Interest Periods with respect to such Affected Loans or within such earlier period as required by law and (d) such Lender’s Loans then outstanding as Affected Loans, if any, not converted to ABR Loans, Central Bank Rate Loans or Canadian Prime Rate Loans, as applicable, pursuant to Section 4.9(c) (including, for the avoidance of doubt, such Lender’s Eurocurrency Loans then outstanding) shall, upon notice to the Parent Borrower, be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law). If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.12.
4.10 Requirements of Law.
(a)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):
(i)    shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any L/C Request, any Eurocurrency Loans, SONIA Loans or any ~~BA Equivalent~~ Term CORRA Loans made or maintained by it or its obligation to make or maintain Eurocurrency Loans, SONIA Loans or ~~BA Equivalent~~ Term CORRA Loans, or change the basis of taxation of payments to such Lender in respect thereof, in each case except for Non-Excluded Taxes and Excluded Taxes (other than Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof);
(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate, SONIA or ~~the BA Rate~~ Term CORRA, as applicable, hereunder; or
(iii)    shall impose on such Lender any other condition (excluding any Tax of any kind whatsoever);
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans, SONIA Loans or ~~BA Equivalent~~ Term CORRA Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Parent Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, SONIA Loans, ~~BA Equivalent~~ Term CORRA Loans or Letters of Credit, provided that, in any such case, the Parent Borrower may elect to convert the Eurocurrency Loans or ~~BA Equivalent~~ Term CORRA Loans made by such Lender hereunder to ABR Loans or Canadian Prime Rate Loans, as applicable by giving the Administrative Agent at least one Business Day’s (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice of such election, in which case the Borrowers shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Section 4.10(a) and such amounts, if any, as may be required pursuant to Section 4.12. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.10, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in this Section 4.10(a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Section 4.10 submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error. This Section 4.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. Notwithstanding anything to the contrary in this Section 4.10(a), no Borrower shall be required to compensate a Lender pursuant to this Section 4.10(a) for any amounts incurred more than six months prior to the date that such Lender notifies the Parent Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.
(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof

Lender’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment) as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or continuation of Eurocurrency Loans, Term SOFR Loans or ~~BA Equivalent~~ Term CORRA Loans after the Parent Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment or conversion of Eurocurrency Loans, Term SOFR Loans or ~~BA Equivalent~~ Term CORRA Loans after the Parent Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans, Term SOFR Loans or ~~BA Equivalent~~ Term CORRA Loans or the conversion of Eurocurrency Loans, Term SOFR Loans or ~~BA Equivalent~~ Term CORRA Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans, Term SOFR Loans or ~~BA Equivalent~~ Term CORRA Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this Section 4.12, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this Section 4.12 submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error. This Section 4.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. This Section shall not apply with respect to Taxes other than any Taxes (other than Excluded Taxes) that represent losses, claims, damages, etc. arising from any non-Tax claim.
4.13 Certain Rules Relating to the Payment of Additional Amounts.
(a) Upon the request, and at the expense of the Parent Borrower, each Lender to which any Borrower is required to pay any additional amount pursuant to Section 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford any Borrower the opportunity to contest, and reasonably cooperate with such Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford any Borrower the opportunity to so contest unless such Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrowers shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with any Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that

Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Pari Secured Ratio Incurrence Test; (y) in the case of Corporate Indebtedness secured by Liens on the Collateral that rank junior to the Collateral securing the Initial Term Loan Facilities and the Initial Revolving Facility, the Parent Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Junior Secured Ratio Incurrence Test and (z) in the case of unsecured Corporate Indebtedness or Corporate Indebtedness secured by Liens on the assets of the Parent Borrower or its Restricted Subsidiaries which are not Collateral, the Parent Borrower and its Restricted Subsidiaries shall be in pro forma compliance with (i) a Consolidated Total Net Corporate Leverage Ratio that is equal to or less than 5.25:1.00 or if Incurred to finance a Permitted Acquisition or Permitted Investment, the Consolidated Total Net Corporate Leverage Ratio immediately prior to such transaction or (ii) an Interest Coverage Ratio greater than or equal to 2.00:1.00 or if Incurred to finance a Permitted Acquisition or Permitted Investment, the Interest Coverage Ratio immediately prior to such transaction;
(b)    Notwithstanding the foregoing Section 8.10(a), the Parent Borrower and its Restricted Subsidiaries may Incur the following Corporate Indebtedness:
(i)    Indebtedness Incurred pursuant to the Loan Documents or any other Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in each case under this clause (i) in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $2,800,000,000, plus (B) the Maximum Incremental ~~Fixed Dollar Basket~~ Facilities Amount at such time (to the extent not otherwise utilized), plus (C) ~~the Voluntary Prepayment Basket (to the extent not otherwise utilized), plus (D)~~ in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing; provided, that (x) any Indebtedness Incurred under this clause (i) shall be subject to the provisions of clauses (i), (iii), (iv) and (v) of Section 2.9(d) and (y) any Indebtedness Incurred under this clause (i) in the form of term loans secured by the Collateral on a pari passu basis with the Facilities, shall be subject to the provisions of clause (vi) of Section 2.9(d);
(ii)    Indebtedness (A) of any Restricted Subsidiary to the Parent Borrower or (B) of the Parent Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Parent Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);
(iii)    any Indebtedness (other than the Indebtedness described in clause (i) or clause (ii) above) outstanding on the Closing Date and any Refinancing
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